CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Revolutions Medical Corporation
Charleston, South Carolina

We hereby consent to the use of our report, dated March 30, 2011, in the Prospectus constituting a part of this Post-Effective Amendment to the Company’s Registration Statement on Form S-1, relating to the financial statements of Revolutions Medical Corporation, which are contained in that Prospectus.  Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Tulsa, Oklahoma
December 14, 2011

HOOD SUTTON ROBINSON & FREEMAN CPAs, P.C.

2727 East 21st Street, Suite 600    Tulsa, Oklahoma  74114   918-747-7000  Fax 918-743-7525   www.telcpa.com
1821 SE Washington Boulevard    Bartlesville, Oklahoma  74006   918-336-7600  Fax 918-3337600